EXECUTION COPY

COLLATERAL MANAGEMENT AGREEMENT

dated as of April 18, 2006

by and between

MCG COMMERCIAL LOAN TRUST 2006-1

as Issuer

and

MCG CAPITAL CORPORATION

as Collateral Manager

-i-

THIS COLLATERAL MANAGEMENT AGREEMENT (as amended from time to time, this “Agreement”), dated as of April 18, 2006, is entered into by and between MCG COMMERCIAL LOAN TRUST 2006-1, a Delaware statutory trust (together with successors and assigns permitted hereunder, the “Issuer”), and MCG CAPITAL CORPORATION, a corporation incorporated under the laws of the State of Delaware, (“MCG” and in its capacity as collateral manager, and together with successors and assigns permitted hereunder, the “Collateral Manager”).

RECITALS:

WHEREAS, the Issuer intends to issue U.S.$106,250,000 Class A-1 First Priority Senior Floating Rate Notes due 2018 (the “Class A-1 Notes”), U.S.$50,000,000 Class A-2 First Priority Senior Revolving Floating Rate Notes due 2018 (the “Class A-2 Notes”), U.S.$85,000,000 Class A-3 First Priority Senior Delayed Draw Floating Rate Notes due 2018 (the “Class A-3 Notes” and, together with the Class A-1 Notes and the Class A-2 Notes, the “Class A Notes”), U.S.$58,750,000 Class B Second Priority Senior Floating Rate Notes due 2018 (the “Class B Notes”), U.S.$45,000,000 Class C Third Priority Senior Subordinate Deferrable Floating Rate Notes due 2018 (the “Class C Notes”), U.S.$47,500,000 Class D Fourth Priority Junior Subordinate Deferrable Floating Rate Notes due 2018 (the “Class D Notes” and, together with the Class A Notes, the Class B Notes and the Class C Notes, the “Secured Notes”) and U.S.$117,450,000 Income Notes due 2018 (the “Income Notes” and, together with the Secured Notes, the “Notes”), in each case to be issued under and secured pursuant to an indenture, dated as of April 18, 2006 (the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”);

WHEREAS, the Issuer intends to pledge certain Collateral Debt Obligations, Eligible Investments and certain other assets as set forth in the Indenture to the Trustee as security for the Secured Notes;

WHEREAS, the Issuer desires to appoint MCG as the Collateral Manager to provide the services described herein and MCG desires to accept such appointment;

WHEREAS, the Indenture will authorize the Issuer to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain investment management duties with respect to the acquisition, administration and disposition of Collateral in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Indenture as the Issuer may from time to time reasonably request; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions; Rules of Construction

(a) Definitions

As used in this Agreement:

“Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended.

“Agreement” shall have the meaning set forth in the preamble.

“Appointment Procedures” shall mean, with respect to the appointment of a successor Collateral Manager, the following procedures in the following order to the extent necessary to appoint a successor Collateral Manager:

(A) A Majority of the Controlling Class will, within 60 days of a Proposed Termination Date, propose a successor to the Collateral Manager (a “Proposed Successor”). If such Proposed Successor is not objected to by the Objecting Party and the Rating Condition is satisfied within 30 days, then such Proposed Successor will be the successor Collateral Manager.

(B) If the Objecting Party objects to the Proposed Successor in accordance with clause (A) above or the Rating Condition is not satisfied, then the procedures set forth in this clause (B) will apply. Either a Majority of the Controlling Class or the Objecting Party may propose to the Issuer a Proposed Successor. The first Proposed Successor (i) that is not objected to by the Objecting Party, (ii) that is not objected to by a Majority of the Controlling Class and (iii) with respect to which the Rating Condition is satisfied by the 30th day following such proposal will be the successor Collateral Manager. If there is no Proposed Successor by the 60th day following the objection pursuant to clause (A) above, then a Majority of the Controlling Class (if it has not previously suggested a second Proposed Successor) will on such date suggest to the Issuer a second Proposed Successor, and if such second Proposed Successor is (i) not objected to by the Objecting Party and (ii) satisfies the Rating Condition by the 30th day following such proposal, then such Proposed Successor will be the successor Collateral Manager.

(C) If no successor Collateral Manager has been appointed pursuant to clause (A) or (B) above, or if evidence of acceptance of appointment shall not have been delivered to the resigning or removed Collateral Manager and the Trustee, within 180 days after the Proposed Termination Date, then (i) the Collateral Manager (with the consent of a Majority of the Income Notes) will be entitled to appoint a successor within the subsequent 30 days thereafter, subject to the requirement that such successor satisfy the provisions of Section 12(g) and to the prior written approval of such successor by a Majority of each Class of Secured Notes then Outstanding, voting separately by Class or (ii) the Collateral Manager, the Issuer, the Trustee or any Noteholder may petition any court of competent jurisdiction for the appointment of a successor Collateral Manager, which appointment will not require the consent of, nor be subject to the disapproval of, the Issuer or any Noteholder, as applicable.

“Cause” shall have the meaning set forth in Section 13.

“Collateral Manager Breach” shall have the meaning set forth in Section 10(a).

“Controlled Affiliate” shall mean any Affiliate of MCG as to which MCG possesses, directly or indirectly, the power to vote more than 50% of the voting securities of such Affiliate.

“Event of Bankruptcy” shall mean:

(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Collateral Manager or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Manager or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days;

(b) an order or decree approving or ordering any of the actions described in clause (a) shall be entered; or

(c) the Collateral Manager shall: (i) be wound up or dissolved, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition, (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Collateral Manager or for a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) cease to be able to, or admit in writing its inability to, pay its debts as they become due and payable, or make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing.

“Firm” shall have the meaning set forth in Section 4(a).

“Indemnified Party” shall have the meaning set forth in Section 10(c).

“Indemnifying Party” shall have the meaning set forth in Section 10(c).

“Losses” shall mean, collectively, all expenses, losses, damages, liabilities (including liabilities under the Securities Act, or payments the Collateral Manager may be required to make in respect of such liabilities under the Securities Act), demands, charges or claims of any kind or nature whatsoever (including reasonable attorneys’ fees and costs and expenses relating to investigating or defending any demands, charges and claims).

“Managed Investments” shall mean, collectively, the Collateral Debt Obligations and the Eligible Investments.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, liabilities or financial condition of the Issuer, (ii) the ability of the Issuer to perform any of its obligations under the Indenture, any of the Notes or any other Transaction Document, (iii) the rights of or benefits available to any of the Secured Parties under the Indenture, any of the Notes or any other Transaction Document or (iv) the security interest in, or collectability of, the Collateral.

“Objecting Party” shall mean a Majority of all Classes of Notes other than the Controlling Class; provided that the Objecting Party may not object to a proposed successor Collateral Manager that was proposed by such Objecting Party; and provided further that the Objecting Party shall exclude any Notes held by MCG or any of its Controlled Affiliates if no Proposed Successor has been appointed within 90 days of the first date on which a Majority of the Controlling Class proposed a Proposed Successor.

“Offering Circular” shall mean the offering circular dated April 14, 2006 of the Issuer with respect to the Notes.

“Organizational Documents” means the articles or certificate of incorporation and bylaws (or the comparable documents for the applicable jurisdiction), in the case of a corporation, the partnership agreement, in the case of a partnership, the certificate of formation and limited liability company agreement, in the case of a limited liability company or the trust certificate and the trust agreement in the case of a statutory trust.

“Personnel” shall have the meaning set forth in Section 4(a).

“Proposed Successor” shall have the meaning set forth in the definition of Appointment Procedures.

“Proposed Termination Date” shall mean the date that the Collateral Manager’s termination or resignation would be effective if not for a failure to satisfy any requirement set forth in Section 12; provided that if the Collateral Manager resigns on a date effective in the future, the Proposed Termination Date will be the earlier of (i) the date on which the Collateral Manager’s resignation would become effective and (ii) 60 days from the notice of resignation.

“Standard of Care” shall have the meaning set forth in Section 9(a).

“Subattorney” shall have the meaning set forth in Section 2(g).

“Transaction” shall mean any action taken by the Collateral Manager on behalf of the Issuer in accordance with the terms of this Agreement or the Indenture, including, without limitation, (i) selecting and acquiring Collateral Debt Obligations and Eligible Investments, (ii) supervising, investing and reinvesting the Collateral, (iii) instructing the Trustee with respect to any disposition or tender of a Collateral Debt Obligation, Equity Security or Eligible Investment by the Issuer or (iv) any of the services set forth in Section 2.

“United States” means the United States of America, its territories and its possessions.

(b) Rules of Construction

Capitalized terms used and not defined herein shall have the meanings set forth in the Indenture. Unless the context requires otherwise, references to “Section” mean a section of this Agreement.

Section 2. Appointment; General Duties and Authority of the Collateral Manager

(a) MCG is hereby appointed as Collateral Manager of the Issuer for the purpose of performing certain investment management functions as specified herein, including directing and supervising the investment and reinvestment of Managed Investments and performing certain administrative functions on behalf of the Issuer in accordance with the applicable provisions of the Indenture and this Agreement, including, without limitation, Section 7 and Section 9, and MCG hereby accepts such appointment. The Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer in connection with performing its obligations set forth herein.

(b) Subject to the provisions of Section 5, Section 7, Section 9 and Section 10, and the provisions of the Indenture, the Collateral Manager agrees, and is hereby authorized, to provide the following services to the Issuer:

(i) selection of the Managed Investments to be acquired by the Issuer;

(ii) investment and reinvestment of the Collateral;

(iii) instruction to the Trustee with respect to any disposition or tender of a Collateral Debt Obligation, an Equity Security or an Eligible Investment by the Issuer or other securities received in respect thereof in the open market or otherwise;

(iv) (1) performance of investment-related duties and functions (including, without limitation, the furnishing of Issuer Orders, Issuer Requests and Authorized Officer’s certificates, and including the provision of such certifications) as required hereunder and under the Indenture with regard to purchases, sales or other dispositions (including loans) of Collateral Debt Obligations, Equity Securities, Eligible Investments, deposits in certain accounts and other securities permitted to be sold under the Indenture and with respect to the satisfaction of the Reinvestment Criteria and other requirements in the Indenture; provided that the Collateral Manager shall have no obligation to perform any other duties other than as specified herein or under the Indenture and (2) execution and delivery of all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto;

(v) monitoring and keeping appropriate records of the assets that constitute the Collateral on an ongoing basis and provision to or on behalf of the Issuer all reports, schedules, certificates and other data that the Issuer is required to prepare and deliver under the Indenture (including under Section 10.07 of the Indenture), in such forms, and containing such information, required thereby, in sufficient time for such required reports, schedules, certificates and data to be reviewed and delivered by or on behalf of the Issuer to the parties entitled thereto under the Indenture;

(vi) advising and, as applicable, directing the Trustee in connection with all actions to be taken by the Trustee or the Issuer under the Class A-2 Note Purchase Agreement, the Class A-3 Note Purchase Agreement or any other Transaction Document, including the execution thereof and with respect to the Class A-2 Notes and the Class A-3 Notes, in each case subject to the terms thereof and the terms of the Indenture;

(vii) negotiating on behalf of the Issuer with prospective sellers or purchasers of Collateral Debt Obligations as to the terms relating to the purchase, sale and disposition of such Collateral Debt Obligations;

(viii) consulting on behalf of the Issuer with each Rating Agency at such times as may be reasonably requested by such Rating Agency and providing the Rating Agencies with any information reasonably requested in connection with each Rating Agency’s monitoring of the acquisition and disposition of Collateral and each Rating Agency’s maintenance of their ratings of the Secured Notes;

(ix) determining whether any Collateral Debt Obligation is a Defaulted Security, Credit Risk Security, Credit Improved Security or Equity Security;

(x) determining the timing and amount of any (A) Borrowings to be made under the Class A-2 Notes (and effectuating such Borrowings), (B) Draws to be made under the Class A-3 Notes (and effectuating such Draws) and (C) voluntary reductions of the Class A-2 Commitments, in accordance with the Indenture;

(xi) determining the timing and amount of any payments of principal on the Class A-2 Notes to be made to Holders of the Class A-2 Notes on a Business Day other than a Payment Date, and causing such payments to be made, in accordance with the Indenture;

(xii) taking, or directing the Trustee to take, any of the following actions, as agent and attorney-in-fact of the Issuer, with respect to a Collateral Debt Obligation, an Equity Security or an Eligible Investment, including, without limitation:

(A)	purchasing and retaining such Collateral Debt Obligation or Eligible Investment or the retention of such Equity Security and the selection of the dates for purchase;

(B)	selling or otherwise disposing of such Collateral Debt Obligation or Eligible Investment in the open market or otherwise, and selecting the dates for such sale or disposition;

(C)	if applicable, tendering such Collateral Debt Obligation, Equity Security or Eligible Investment pursuant to an Offer;

(D)	if applicable, consenting to or refusing to consent to any proposed amendment, modification or waiver pursuant to an Offer;

(E)	retaining or disposing of any securities or other property (if other than cash) received pursuant to an Offer;

(F)	waiving a default with respect to any Defaulted Security;

(G)	voting to accelerate the maturity of any Defaulted Security;

(H)	subject to its obligations in Section 9 protecting the Noteholders, participating in a committee or group formed by creditors of an issuer or a borrower under a Collateral Debt Obligation or Eligible Investment;

(I)	after or in connection with the payment in full of all amounts owed under the Secured Notes and the termination without replacement of the Indenture, advising the Issuer as to when, in the view of the Collateral Manager, it would be in the best interest of the Issuer to liquidate the Issuer’s investment portfolio (and, if applicable, after discharge of the Indenture) and rendering such assistance as may be necessary or required by the Issuer in connection with such liquidation;

(J)	advising and assisting the Issuer with respect to the valuation of the Collateral, to the extent required or permitted by the Indenture;

(K)	monitoring and, as required by the Indenture, reporting on the performance of each entity in which the Issuer shall have invested;

(L)	providing assistance to the Issuer in connection with entering into, monitoring and (if applicable) terminating any Hedge Agreement;

(M)	providing information reasonably required by the Issuer, the Trustee or the Collateral Administrator for the purpose of preparing reports and certificates required under Section 10.05 of the Indenture, and ensuring that reports and certificates of Independent Accounts are delivered in accordance with Section 10.06 of the Indenture;

(N)	providing strategic and financial planning, including advice on utilization of assets;

(O)	obtaining tax and accounting services required by the Issuer and causing the Issuer to file all applicable tax returns;

(P)	notifying the Trustee and the Issuer promptly upon its becoming aware of any Event of Default under the Indenture; and

(Q)	exercising any other rights or remedies with respect to such Collateral Debt Obligation, Equity Security or Eligible Investment as provided in the Organizational Documents of the issuer of or obligor under such Collateral or the Underlying Instruments governing the terms of such Collateral, or the taking of any other action (including causing the Issuer to enter into any amendment, waiver or supplement to any Underlying Instrument in accordance with Section 7.08 of the Indenture) consistent with the terms of this Agreement, the Indenture, the Class A-2 Note Purchase Agreement and the Class A-3 Note Purchase Agreement that the Collateral Manager reasonably determines not to be materially adverse to the Holders;

provided that (x) in no event shall the Collateral Manager effect, or direct the Trustee to effect, any purchase or sale of a Managed Investment in violation of the applicable provisions of the Indenture; and (y) in determining any specific Collateral to be purchased or sold by the Issuer, the Collateral Manager shall take into consideration the payment obligations of the Issuer under the Indenture in so doing, such that expected distributions on the Collateral permit timely performance of the payment obligations by the Issuer; provided, however, that the Collateral Manager does not hereby guarantee the timely performance of such payment obligations;

(xiii) during the Reinvestment Period, upon disposition of any Collateral Debt Obligation, Credit Risk Security, Defaulted Security, Credit Improved Security, Equity Security or Eligible Investment (or any security or property received in exchange therefor), and upon receipt of Scheduled Distributions using all commercially reasonable efforts promptly to apply, or direct the Trustee to apply, the Sale Proceeds or such Scheduled Distribution to (1) the purchase of one or more substitute Collateral Debt Obligations subject to and in compliance with the provisions of the Indenture and subject to the discretion of the Collateral Manager based on market conditions and the suitability of available investments or (2) the repayment of principal on the Class A-2 Notes or the funding of the Exposure Reserve Account in compliance with the provisions of the Indenture;

(xiv) directing on behalf of the Issuer, in the event that a request to draw on any Revolving Collateral Debt Obligation or Delayed Drawdown Collateral Debt Obligation is received, that (a) to the extent that the Issuer has an ability to request Borrowings under the Class A-2 Notes and there are unfunded Class A-2 Commitments available to fund such draw in whole or in part, a Borrowing Notice (as such term is defined in the Class A-2 Note Purchase Agreement) has been delivered to the Holders of the Class A-2 Notes to fund such draw and (b) to the extent that the Issuer does not have the ability to request Borrowings under the Class A-2 Notes and/or unfunded Class A-2 Commitments under subclause (a) hereof are not sufficient to fund such draw, sufficient funds have been deposited in the Exposure Reserve Account in order to fund such draw when due; and

(xv) performing such other functions and compliance with such other duties and responsibilities as are provided hereunder and in the Indenture.

(c) Subject to the Standard of Care, the Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Indenture in a manner that is consistent with the terms of the Indenture, including any representations of the Issuer made pursuant to the Indenture on the Closing Date. In performing its obligations, the Collateral Manager shall take into consideration, among other things, the payment obligations of the Issuer on each Payment Date and (if applicable) the conditions or terms of any optional redemption of the Notes based in part upon information furnished to it by (i) the Collateral Administrator with respect to amounts payable on the Notes, expenses of the Issuer and amounts on deposit in various Accounts and (ii) the Calculation Agent with respect to the determination of LIBOR and the Priority of Payments.

(d) The Collateral Manager shall be bound to follow any amendment to the Indenture of which it has received notice from the time it has received a copy of any such amendment from the Issuer or the Trustee; provided that the Issuer agrees that it will not enter into any amendment to the Indenture without obtaining the prior written consent of the Collateral Manager if such amendment would:

(i) materially increase the duties or liabilities of, or that materially and adversely change the economic consequences to, the Collateral Manager;

(ii) modify the restrictions on the sales of Collateral Debt Obligations under Article 12 of the Indenture or the Reinvestment Criteria;

(iii) materially expand or restrict the Collateral Manager’s discretion;

(iv) materially and adversely affect the timing and amount of payments that will be payable on the Notes;

(v) modify the calculation of any Collateral Quality Test, Portfolio Percentage Limitation, Interest Coverage Test or Overcollateralization Test; or

(vi) modify the definition of “Credit Improved Security”, “Credit Risk Security”, “Defaulted Security”, “Equity Security” or “Effective Date”.

In addition, the Issuer will not permit to become effective any other amendment to the Indenture or any other agreement, without the prior written consent of the Collateral Manager, if such amendment would change the Standard of Care applicable to the Collateral Manager, adversely affect the rights or interests of the Collateral Manager, increase the duties or responsibilities of the Collateral Manager or decrease the amount of, or change the form or timing of, the compensation of the Collateral Manager.

Notwithstanding anything to the contrary in this Section 2, none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities for the Issuer; (ii) the Collateral Manager providing investment banking services to the Issuer; or (iii) the Collateral Manager having direct contact with, or actively soliciting or finding outside investors to invest in the Issuer.

(e) The Issuer acknowledges, and the Collateral Manager agrees, that the principals, employees and professional staff of the Collateral Manager will devote such time and effort in conducting activities on behalf of the Issuer as the Collateral Manager reasonably deems appropriate to perform its duties in accordance with this Agreement and the Indenture and in accordance with reasonable commercial standards.

(f) In providing services hereunder, the Collateral Manager may employ third parties, including its Affiliates, to render advice (including investment advice) and assistance; provided that the Collateral Manager shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties, except that the Collateral Manager may, with respect to the affairs of the Issuer, consult with nationally recognized counsel and accountants in their capacity as such reasonably selected by the Collateral Manager and shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken, in each case in good faith by the Collateral Manager in accordance with the advice or opinion of such counsel or accountants and subject to the Standard of Care.

(g) Subject to any directions of the Issuer to the Collateral Manager in writing and subject to the Indenture and the provisions hereof, the Issuer hereby makes, constitutes and appoints the Collateral Manager, with full power of substitution (any person in favor of which such power of substitution shall be exercised being referred to as a “Subattorney”), as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents, and to make any payment, which the Collateral Manager reasonably deems necessary or appropriate in connection with its duties under this Agreement and (b) to (i) vote in its discretion any Managed Investments included in the Collateral, (ii) execute proxies, waivers, consents and other instruments with respect to such Managed Investments, (iii) endorse, transfer or deliver such Managed Investments, and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan or reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such Managed Investments. This grant of power of attorney is coupled with an interest and, to the extent permitted by applicable law, irrevocable, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Issuer; provided that this grant of power of attorney shall expire, and the Collateral Manager and any Subattorney shall cease to have any power to act as the Issuer’s agent or attorney-in-fact, upon termination of this Agreement. The Issuer shall execute and deliver to the Collateral Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Collateral Manager may reasonably request for the purpose of enabling the Collateral Manager to exercise the rights and power which it is entitled to exercise pursuant to this Agreement. Each of the Collateral Manager and the Issuer shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

Section 3. Purchase and Sale Transactions; Brokerage

(a) Subject to Section 5, any purchase or sale of a Collateral Debt Obligation will be subject to the requirements that any such transaction will be on terms no less favorable to the Issuer than may be obtained on an “arm’s-length basis”.

(b) In executing Transactions and selecting brokers or dealers, the Collateral Manager shall use commercially reasonable efforts to seek the best overall terms (including price) available (it being understood that the Collateral Manager has no obligation to obtain the lowest prices available) and will execute or direct the execution of all such Transactions in a manner permitted by law and in a manner that it believes to be in the best interest of the Issuer. In assessing the best overall terms (including price) available for any Transaction, the Collateral Manager shall consider all factors it reasonably determines to be relevant including, but not limited to, the breadth of the market in the Collateral Debt Obligation, the price of the Collateral

Debt Obligation and the financial condition and execution capability of the broker or dealer executing the Transaction in the Collateral Debt Obligation. Pursuant to its investment determinations for the Issuer, in placing orders with brokers and dealers, the Collateral Manager shall use commercially reasonable efforts to obtain the best net price and the most favorable execution of its orders. If the Collateral Manager believes such prices and executions are obtainable from more than one broker or dealer, it may give consideration to placing portfolio transactions with those brokers and dealers who also furnish research and other services to the Issuer or the Collateral Manager, as the case may be, and as permitted by applicable law. Unless contrary to its duty of best execution, the Collateral Manager may direct the Issuer to effect a transaction in bank loans, securities and other investments with an Affiliate of the Collateral Manager so long as the Affiliate has the capacity to execute the transaction and commissions and fees or other remuneration received by the Affiliate are reasonable and fair. The Collateral Manager may aggregate sales and purchase orders of securities placed with respect to the Collateral with similar orders being made simultaneously for other accounts managed by the Collateral Manager and the Affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable business judgment such aggregation shall not result in an economic detriment to the Issuer taking into consideration the selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commissions and other expenses shall be apportioned on a weighted average basis. The Issuer acknowledges that the determination of any such economic detriment by the Collateral Manager above is subjective and represents the Collateral Manager’s evaluation at the time. When any aggregate sales or purchase orders occur, the objective of the Collateral Manager shall be to allocate the executions among the accounts in an equitable manner over time, consistent with its practices with respect to other accounts it manages, the status of the portfolio of investments and the requirements in the Indenture.

(c) Subject to the Collateral Manager’s execution obligations described in Sections 3(a) and 3(b) and the covenants set forth in Section 5, the Collateral Manager is hereby authorized to effect client cross-transactions where the Collateral Manager causes a Transaction to be effected between the Issuer and another account advised by it or any of its Affiliates; provided that, if and to the extent required by the Advisers Act, such authorization is terminable at the Issuer’s option without penalty, effective upon receipt by the Collateral Manager of written notice from the Issuer. In addition, with the prior authorization of the Issuer, which may be revoked at any time, the Collateral Manager is authorized to enter into agency cross-transactions where it or any of its Affiliates acts as broker for the Issuer and for the other party to the transaction, to the extent permitted under applicable law, in which case any such Affiliate will receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction. Also with the prior authorization of the Issuer and in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder (or any similar rule that may be adopted in the future), the Collateral Manager is authorized to effect transactions for the Issuer on a national securities exchange of which any of its Affiliates is a member and retain commissions in connection therewith, and the Collateral Manager will use commercially reasonable efforts to provide the Issuer with information annually disclosing commissions, if any, retained by the Collateral Manager’s Affiliates in connection with such Transactions for the Issuer’s account.

(d) The Collateral Manager and each of its Affiliates may also conduct transactions for its own account, for the account of the Issuer or for the accounts of third parties and will endeavor to resolve conflicts arising therefrom in a manner that it deems equitable to the extent possible under the prevailing facts and circumstances and applicable law as disclosed under “Risk Factors—Certain Conflicts of Interest Involving the Collateral Manager” in the Offering Circular (insofar as such information relates to the Collateral Manager, its Affiliates and their respective clients).

(e) The Collateral Manager or any of its Affiliates may acquire or sell securities, for its own account or for the accounts of its customers, without either requiring or precluding the purchase and sale of such securities for the account of the Issuer. In the event that, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to purchase the same Collateral Debt Obligation both for the Issuer and either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or another client of the Collateral Manager, the Collateral Manager will allocate the executions among the accounts in an equitable manner.

(f) The Collateral Manager may, subject to Sections 3(a), 3(b) and 5(b), effect transactions with the Issuer or its Affiliates (i) on an agency basis or (ii) involving the purchase of securities or other obligations owned or originated by the Collateral Manager or its Affiliates; provided that all such transactions must be conducted on an arm’s-length basis; and provided further that all such transactions between the Collateral Manager and the Issuer in clause (ii) above shall be conducted pursuant to the Master Conveyance Agreement; and provided further that any Collateral Debt Obligation sold by the Issuer to the Collateral Manager or, so long as the Collateral Manager is the originator or an Affiliate thereof, an Affiliate of the Collateral Manager, pursuant to Section 12.01(e) of the Indenture, shall be sold for not less than the Market Value of such Collateral Debt Obligation.

Section 4. Services to Other Issuers; Certain Affiliated Activities

(a) The relationship between the Collateral Manager and the Issuer as described in this Agreement permits the Collateral Manager and its Affiliates to act in multiple capacities (i.e., act as principal or agent in addition to acting on behalf of the Issuer), and, subject only to the Collateral Manager’s execution obligations set forth in Section 3, to effect Transactions with or for the Issuer’s account in instances in which the Collateral Manager and its Affiliates may have multiple interests. In this regard the Issuer acknowledges that the Collateral Manager is part of a full service asset management organization, and as such, the Collateral Manager and its Affiliates (the “Firm”) and their managing directors, directors, partners, officers, members and employees (“Personnel”) may have multiple advisory, transactional and financial and other interests in other issuers of collateralized debt obligations that invest in assets of a similar nature to those of the Issuer, and in securities, instruments and companies that may be purchased, sold or held for the Issuer’s account. The Firm may act as adviser to clients in investment banking, financial advisory, asset management and other capacities related to instruments that may be purchased, sold or held on the Issuer’s behalf, and the Firm may issue, or be engaged as underwriter for the issuer of, instruments that the Issuer may purchase, sell or hold. The Collateral Manager serves and expects in the future to serve as Collateral Manager or advisor or sub-advisor for other collateralized bond obligation vehicles, collateralized loan obligation vehicles and the like. At times, these activities may cause departments of the Firm to give advice to clients that may cause these clients to take actions adverse to the interests of the

Issuer. The Firm and its Personnel may act in a proprietary capacity with long or short positions, in instruments of all types, including those that may be purchased, sold or held by the Issuer. Such activities could affect the prices and availability of the securities and instruments that the Collateral Manager seeks to buy or sell for the Issuer’s account, which could adversely impact the financial returns of the Issuer in respect of Collateral. The Firm and its Personnel may give advice, and take action, with respect to any of the Firm’s clients or proprietary accounts that may differ from the advice given, or may involve a different timing or nature of action taken, than with respect to any one or all of the Collateral Manager’s advisory accounts, and effect transactions for such clients or proprietary accounts at prices or rates that may be more or less favorable than the prices or rates applying to Transactions effected for the Issuer. In resolving these potential conflicts, the Collateral Manager shall use reasonable efforts to ensure that the Issuer is treated fairly and equitably, taking into account, among other things, the interest of the Issuer and such funds and accounts taken as a whole and the Collateral Manager’s obligations to its other client account(s) either by law or agreement; however, the Issuer acknowledges that transactions in a specific Managed Investment may not be accomplished for all accounts of the Collateral Manager’s clients at the same time or the same price and such decisions may or may not adversely affect the Issuer relative to a decision that may have been made absent such conflict.

(b) The Issuer acknowledges that the ability of the Collateral Manager and its Affiliates to effect and/or recommend Transactions may be restricted by applicable regulatory requirements in the United States or elsewhere and/or their internal policies designed to comply with such requirements. As a result, there may be periods when the Collateral Manager will not initiate or recommend certain types of Transactions in certain investments when the Collateral Manager or its Affiliates are performing investment-related services or other services or when aggregated position limits have been reached and the Issuer will not be advised of that fact. Without limitation, when the Collateral Manager or an Affiliate thereof is engaged in investment-related services with respect to the securities of a company, the Collateral Manager may, in certain circumstances, be prohibited from purchasing or recommending the purchase of certain securities of that company for its clients. Without limitation, the Collateral Manager and its Affiliates may also be prohibited from effecting Transactions for the Issuer’s account with or through its Affiliates, from acting as agent for another customer as well as the Issuer in respect of a particular Transaction, or from acting as the counterparty in a Transaction with the Issuer. If not prohibited, the Collateral Manager is nonetheless not required to effect Transactions for the Issuer’s account with or through the Collateral Manager’s Affiliates and other clients of the Collateral Manager and/or its Affiliates or in instances in which the Collateral Manager or its Affiliates have multiple interests.

(c) Nothing herein shall prevent the Firm or any of its Personnel from (1) acting as principal, agent or fiduciary for other clients in connection with securities simultaneously held by the Issuer or of the type eligible for investment by the Issuer or limiting any relationships the Firm may have with any obligor of any Collateral Debt Obligation or (2) engaging, to the extent permitted by law and not prohibited by the Indenture, in its customary business, other businesses or from rendering services of any kind to the Issuer and its Affiliates, the Trustee, the Noteholders, the Holders of the Income Notes or any other Person, including those transactions disclosed under “Risk Factors—Certain Conflicts of Interest Involving the Collateral Manager” (insofar as such information relates to the Collateral Manager, its Affiliates and their respective clients) and “The Collateral Manager” in the Offering Circular. There is no limitation or restriction on the ability of the Collateral Manager or any of its Affiliates now or in the future to act as Collateral Manager (or in a similar role) to other Persons.

Without prejudice to the generality of the foregoing, the Firm or any of its Personnel may, subject to the Indenture, among other things:

(i) serve as directors (whether supervisory or managing), officers, employees, agents, nominees or signatories for the Issuer or any Affiliate thereof, or for any obligor or Affiliate of any Obligor of any of the Collateral Debt Obligations, Eligible Investments or any issuer of an Equity Security, to the extent not prohibited under the terms thereof or by any resolutions duly adopted by the Issuer, its Affiliates, any Obligor of any of the Collateral Debt Obligations, Eligible Investments or any issuer of an Equity Security pursuant to their respective Underlying Instruments;

(ii) receive fees for services of whatever nature rendered to the Obligor in respect of any of the Collateral Debt Obligations, Eligible Investments or the issuer of any Equity Security; provided that with respect to such services, the Collateral Manager is not acting as an agent for the Issuer;

(iii) be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates or to any other Person and be paid therefor;

(iv) be a secured or unsecured creditor of, or hold an equity interest in (x) the Issuer or any Affiliate thereof; provided that the Collateral Manager may not hold any of such interests if, in the opinion of counsel to the Issuer, the existence of such interest would require registration of the Issuer or the pool of Collateral as an “investment company” under the Investment Company Act or violate any provisions of United States federal or applicable state law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer or (y) any Obligor in respect of any Collateral Debt Obligation or Eligible Investment or any issuer of an Equity Security;

(v) subject to Sections 3 and 5 hereof and Articles 5 and 12 of the Indenture, sell any Collateral Debt Obligation or Eligible Investment to, or purchase any Collateral Debt Obligation from, the Issuer while acting in the capacity of principal or agent;

(vi) originate, underwrite, act as a distributor of or make a market in any Collateral Debt Obligation, Equity Security or Eligible Investment;

(vii) subject to its obligations in Section 9 with respect to the Holders of Secured Notes, serve as a member of any “creditors’ board” or “creditors’ committee” with respect to any Defaulted Obligation or Eligible Investment; and

(viii) act as Collateral Manager and/or investment manager or sub-advisor in other collateralized bond obligation vehicles, collateralized loan obligation vehicles or structured finance vehicles.

provided that (1) in the case of any services rendered by the Collateral Manager, in the judgment of the Collateral Manager, such activity will not have a material adverse effect on the enforceability of the lien of the Indenture against the Collateral, or the ability of the Issuer to comply with each Collateral Quality Test, (2) in the case of any services rendered by an Affiliate (other than a Controlled Affiliate) of the Collateral Manager as to which the Collateral Manager has actual knowledge, in the reasonable business judgment of the Collateral Manager, such activity will not have a material adverse effect on any item of the Collateral, (3) in the case of any services rendered by a Controlled Affiliate, in the reasonable business judgment of the Collateral Manager, such activity will not have a Material Adverse Effect on any item of the Collateral and (4) with respect to such services the Collateral Manager is not acting as agent for the Issuer; provided, further, that the Collateral Manager shall not take any of the foregoing actions if (1) such action would require the Issuer or the pool of Collateral to be required to register as an “investment company” under the Investment Company Act or (2) such action would violate any provisions of U.S. federal or state law applicable to it or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer.

(d) The Issuer acknowledges and agrees that:

(i) the Firm has proprietary interests in, and may manage or advise, accounts or investment funds that have investment objectives similar or dissimilar to those of the Issuer and/or that engage in transactions in the same types of securities and investments as the Issuer, and as a result may compete with the Issuer for appropriate investment opportunities;

(ii) obligors of securities held by the Issuer may have publicly or privately traded securities, including securities that are senior to, or have interests different from or adverse to, the securities that are pledged to secure the Notes, in which the Firm is an investor or makes a market;

(iii) the Firm’s trading activities generally are carried out without reference to positions held by the Issuer and may have an effect on the value of the positions so held, or may result in the Firm having an interest in the applicable obligor adverse to that of the Issuer;

(iv) the Firm may create, write or issue derivative instruments with respect to which the underlying securities may be those in which the Issuer invests;

(v) the Collateral Manager and its Affiliates and any member, partner, officer, director, shareholder or employee of the Collateral Manager or any such Affiliate or any member of their families or a Person advised by the Collateral Manager may have an interest in a particular transaction or in the Managed Investments of the same kind or class, or Managed Investments of a different kind or class of the same issuer, as those whose acquisition or sale the Collateral Manager may direct hereunder; and

(vi) the Firm and its Personnel may obtain and keep any profits, commissions and fees accruing to them in connection with their activities as agent or principal in Transactions for the Issuer’s account and other activities for themselves and other clients and their own accounts, and the Collateral Manager’s fees as set forth in this Agreement shall not be abated thereby.

(e) The Issuer acknowledges and agrees that, from time to time at the Collateral Manager’s discretion, advisory Personnel may consult with Personnel in proprietary trading or other areas of the Firm or form investment policy committees comprised of such Personnel, and the performance of Personnel obligations related to their consultation with the Collateral Manager could conflict with their areas of primary responsibility within the Firm. In connection with their activities with the Collateral Manager, the Issuer understands that such Personnel may receive information regarding the Collateral Manager’s proposed investment activities that is not generally available to the public. However, there will be no obligation on the part of such Personnel to make available for use by advisory accounts any information or strategies known to them or developed in connection with their client, proprietary or other activities. In addition, the Firm will be under no obligation to make available any research or analysis prior to its public dissemination. Furthermore, the Firm shall have no obligation to recommend for purchase or sale by the Issuer any security that the Firm or Personnel may purchase for themselves or for any other clients. The Firm shall have no obligation to seek to obtain any material non-public information about any issuer of securities, and will not effect Transactions for the Issuer on the basis of any material non-public information as may come into its possession.

(f) The Issuer acknowledges that certain Personnel may possess information relating to particular obligors who have issued Collateral Debt Obligations, Eligible Investments or Equity Securities, which information is not known to employees of the Collateral Manager who are responsible for monitoring the Collateral Debt Obligations, Eligible Investments or Equity Securities and performing the other obligations of the Collateral Manager under this Agreement, and the Issuer agrees that the Firm shall have no obligation to share any such information, opportunity or idea with such employees or the Issuer.

Section 5. Conflicts of Interest; Affiliate Purchases

(a) In certain circumstances, the interests of the Issuer and/or the Noteholders with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager. The Issuer hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Collateral Manager as described in this Agreement, the Indenture or the Offering Circular; provided that nothing in this Section 5(a) shall be construed as altering duties of the Collateral Manager as set forth herein, in the Indenture or under applicable law.

(b) Any Collateral Debt Obligation selected by the Collateral Manager for acquisition by the Issuer involving the purchase of securities or other obligations owned or originated by the Collateral Manager or any of its Affiliates shall have been originated by the Collateral Manager or the applicable Affiliate of the Collateral Manager in the ordinary course of the Collateral Manager’s or such Affiliate’s business.

Section 6. Records; Confidentiality

(a) The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection and copying by representatives of the Issuer, the Holders of the Income Notes, the Trustee, the Independent Accountants and as otherwise required under Rule 144A, at any time during normal business hours and upon not less than one Business Day prior notice, and shall be available for publication, in whole or in part, in Ireland, if so required in connection with the listing of any of the Secured Notes on the Irish Stock Exchange. The Collateral Manager shall, and shall cause its Affiliates to, keep confidential any and all such information obtained in connection with the services rendered hereunder and shall not disclose any such information to third parties that are not Affiliates of the Collateral Manager or the Issuer except (i) with the prior written consent of the Issuer, (ii) such information as a Rating Agency shall request in connection with the rating of the Secured Notes, (iii) as required by law, regulation, court order, request by a governmental regulatory agency with jurisdiction over the Collateral Manager, the Irish Stock Exchange or the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager, (iv) to its professional advisors, (v) as expressly permitted in the Offering Circular, in the Indenture or any other Transaction Document, (vi) to the extent necessary in connection with the duties of the Collateral Manager hereunder or under the Indenture, (vii) in connection with other transactions managed or to be managed by MCG or an assessment by others of MCG’s performance or investment management business or (viii) such information as shall have been publicly disclosed other than in violation of this Agreement. For purposes of this Section 6, the Noteholders, prospective Noteholders, the Trustee, the Calculation Agent, the Administrator, the Collateral Administrator, the Initial Purchasers, the Placement Agent or any other party, prospective or otherwise, to an agreement contemplated by the Indenture, shall in no event be considered “third parties that are not Affiliates of the Collateral Manager or the Issuer.”

(b) Notwithstanding anything herein to the contrary, the Collateral Manager (and each employee, representative, or other agent of the Collateral Manager) may disclose to any and all other persons, without limitations of any kind, the tax treatment and tax structure of the transactions described here (including the ownership and disposition of the Secured Notes) and all materials of any kind (including opinions or other tax analyses) that are provided to the Collateral Manager relating to such tax treatment and tax structure. However any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent reasonably necessary to comply with applicable federal or state securities law. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meaning given to such terms under United States Treasury Regulation Section 1.6011-4(c).

Section 7. Actions of the Collateral Manager

The Collateral Manager shall not take any action that, in its judgment, subject to the Standard of Care or as to which it is advised by the managers of the Issuer, would (i) materially adversely affect the status of the Issuer for purposes of United States federal or state law or other law that, in its judgment, subject to the Standard of Care or as advised by the managers of the Issuer, is applicable to the Issuer, (ii) if taken on behalf of the Issuer, not be permitted by the Issuer’s Organizational Documents, copies of which the Collateral Manager acknowledges it has received, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, including, without limitation, actions that would violate United States federal, state or other applicable securities laws, in each case the violation of which would have a material adverse effect on the Issuer or on the ability of the Collateral Manager to perform its obligations hereunder, (iv) have a material adverse effect on the enforceability of the Collateral or the ability of the Issuer to comply with any of the Collateral Quality Tests, (v) require registration of the Issuer or the pool of Collateral as an “investment company” under the Investment Company Act, (vi) cause the Issuer to violate any provision of the Indenture or any other Transaction Document or (vii) adversely affect the interests of the Holders of any Class of Secured Notes qua Holders in any material respect (other than as expressly permitted hereunder or under the Indenture). If the Collateral Manager is ordered to take any such action by an Authorized Officer of the Issuer, the Collateral Manager shall promptly notify the Issuer and the Trustee of the Collateral Manager’s judgment that such action would, in its reasonable business judgment, have one or more of the consequences set forth above and need not take such action, unless an Authorized Officer of the Issuer again request the Collateral Manager to do so and the Trustee and a Majority of the Controlling Class have consented thereto in writing. Notwithstanding any such request, the Collateral Manager need not take such action unless arrangements reasonably satisfactory to it are made to insure or indemnify the Collateral Manager, its directors, officers, stockholders, members, partners, employees, legal advisors and consultants from any liability and expense it may incur as a result of such action. Neither the Collateral Manager nor its partners, directors, officers, managers, members, stockholders or employees shall be liable to the Issuer or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance provided for in this Section 7 or Section 10 shall be payable out of the Collateral in accordance with the priorities set forth in Section 11.01 of the Indenture. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Indenture. Notwithstanding anything in this Agreement or the Indenture, the Collateral Manager shall not intentionally take any action that it knows or should be reasonably expected to know would cause a Default or an Event of Default under the Indenture.

Section 8. Compensation

(a) Subject to and in accordance with the Priority of Payments and other applicable terms of the Indenture, the Issuer shall pay to the Collateral Manager, for services rendered under this Agreement, the Base Management Fee and the Subordinated Management Fee pursuant to the Priority of Payments (in each case payable in arrears on each Payment Date to the extent provided in the Indenture).

(b) The Collateral Manager may in its sole discretion (but shall not be obligated to), upon written notice to the Issuer and the Trustee, defer all or any portion of any Collateral Management Fee, in which case such deferred amounts shall be retained in the Collection Account, and the Collateral Manager shall have sole discretion to subsequently determine that on any subsequent Payment Date such deferred amounts shall be treated as Deferred Management Fees payable to the Collateral Manager in accordance with Section 11.1 of the Indenture.

(c) Unless otherwise specified herein or in the Indenture, the Collateral Manager shall be responsible for all of its ordinary expenses and costs incurred by it in the performance of its services under this Agreement; provided that the Issuer shall bear, or reimburse the Collateral Manager for, to the extent funds are available therefor in accordance with and subject to the limitations contained in the Indenture, the following expenses and costs (which shall constitute “Administrative Expenses” under the Indenture): (i) any extraordinary costs and expenses incurred by the Collateral Manager in the performance of its obligations under this Agreement and the Indenture, (ii) any reasonable fees and expenses incurred by it to employ outside lawyers, consultants or outside professionals (but not including, for the avoidance of doubt, employee salaries), (iii) the reasonable expenses of exercising observation rights (including through a representative) pursuant to Section 33 hereof, (iv) other unusual matters arising in the performance of its duties under this Agreement and the Indenture, (v) communicating with investors (including the portion of the expenses of visiting investors attributable to such investors’ investments in the Securities), (vi) any reasonable fees and expenses incurred by the Collateral Manager to employ asset pricing and asset rating services, and third party accounting, programming, software and data entry services that are retained by the Issuer or by the Collateral Manager on behalf of the Issuer in order to provide the services provided by the Collateral Manager pursuant to this Agreement and (vii) brokerage commissions, transfer fees, registration costs, taxes and other similar costs and Transaction-related expenses and fees arising out of Transactions effected for the Issuer’s account.

(d) If this Agreement is terminated for any reason or the Collateral Manager resigns or is removed, then the removed Collateral Manager shall be entitled to receive the Collateral Management Fee (including any Deferred Management Fees) and reimbursement of reasonable expenses when payable in accordance with the Priority of Payments and prorated for any partial period elapsing from the last day of the prior Due Period to the effective date of such termination, resignation or removal, but only in respect of any such Collateral Management Fee accrued with respect to any Payment Date occurring on or immediately prior to the date of such termination, resignation or removal. Such Collateral Management Fee due to a removed Collateral Manager shall be due and payable on each Payment Date, commencing on the first Payment Date following the date of such termination, resignation or removal, subject to the Priority of Payments.

Section 9. Standard of Care; Benefit of the Agreement

(a) The Collateral Manager shall perform its duties and obligations hereunder and under the Indenture in accordance with the terms of this Agreement and the terms of the Indenture applicable to it in a prudent manner and with reasonable care, using a degree of skill and attention no less than that it exercises when managing comparable assets for itself and others having similar investment objectives and restrictions and shall carry out its obligations under this Agreement and the Indenture and shall act in a manner generally consistent with practices and procedures followed by other institutional managers of national standing relating to assets of the nature and character of the Collateral (the “Standard of Care”). To the extent consistent with the foregoing or the Indenture, the Collateral Manager shall follow its customary standards, policies and procedures when performing its duties hereunder and under the Indenture.

(b) The Collateral Manager agrees and consents to the provisions contained in Section 15.01 of the Indenture.

Section 10. Limits of Collateral Manager Responsibility

(a) In rendering the services called for hereunder and under the terms of the Indenture applicable to the Collateral Manager, the Collateral Manager assumes no responsibility under this Agreement other than (i) to perform its duties and obligations hereunder and under the terms of the Indenture applicable to it and (ii) pursuant to this Section 10 and, subject to the foregoing, shall not be responsible for any action or inaction of the Issuer or the Trustee in following or declining to follow any direction of the Collateral Manager; provided that the Collateral Manager, its Affiliates and their respective partners, managers, directors, officers, members, stockholders, interest holders, agents and employees will not be liable to the Issuer, the Trustee, the Noteholders or any other person for any Losses resulting from any failure to satisfy the Standard of Care, except that the Collateral Manager may be so liable (x) to the extent set forth in Section 10(b), (y) to the extent such Losses are the result of acts or omissions constituting bad faith, willful misconduct, willful misfeasance or gross negligence by the Collateral Manager in the performance of, or reckless disregard by the Collateral Manager with respect to the obligations of the Collateral Manager hereunder and under the terms of the Indenture applicable to the Collateral Manager and (z) to the extent that any representation or warranty made by the Collateral Manager pursuant to this Agreement as it relates to information provided by the Collateral Manager for inclusion in the Offering Circular shall prove to be incorrect in any material respect when made (such matters described in clauses (y) and (z) above collectively a “Collateral Manager Breach”).

(b) (i) The Issuer shall indemnify and hold harmless (the Issuer in such case, the “Indemnifying Party”) the Collateral Manager and its Affiliates and their respective directors, managers, officers, stockholders, members, partners, agents and employees (each such party being, in such case, an “Indemnified Party”) from and against any and all Losses (excluding any Losses in respect of or arising out of such Indemnified Party’s election to acquire Collateral Debt Obligations as principal), in respect of or arising from acts or omissions of any such Indemnified Party made in the performance of the Collateral Manager’s duties under this Agreement and the Indenture and not constituting a Collateral Manager Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 shall constitute Administrative Expenses and shall be payable solely out of the Collateral in accordance with the priorities set forth in Section 11.01 of the Indenture.

(ii) The Collateral Manager shall indemnify and hold harmless (the Collateral Manager in such case, the “Indemnifying Party”) the Issuer, its Affiliates and each of their respective directors, officers, stockholders, partners, members, agents and employees in such capacity and for the benefit of the Holders of the Secured Notes (the Issuer, its Affiliates and each of their respective directors, officers, stockholders, partners, members, agents and employees being each, in such case, an “Indemnified Party”) from and against any and all Losses arising from or in respect of Collateral Manager Breaches. No member, partner, manager, director, officer, stockholder, interest holder or employee of the Collateral Manager shall be liable for the Collateral Manager’s obligations hereunder.

(iii) If for any reason the indemnity provided for in this Section 10 is unavailable, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any Losses that do not arise from Collateral Manager Breaches: (A) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other hand or (B) if the allocation provided by clause (A) above is not permitted by applicable law or provides a lesser sum to the Indemnified Party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other but also the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations.

(c) The compliance of the Collateral Manager’s actions with the provisions of the Indenture and this Agreement shall be determined on the date of action only, based upon the prices and characteristics of the Collateral on the date of such action (or on the most recent date practicable, in the case of Collateral Debt Obligations not purchased or sold on such date); the provisions of the Indenture and this Agreement shall not be deemed breached as a result of changes in value, status or any other conditions of an investment following the date of such action.

(d) The Collateral shall be held by the Trustee appointed by the Issuer pursuant to the Indenture. The Collateral Manager and its Affiliates shall at no time have custody or physical control of Collateral. The Collateral Manager shall not be liable for any act or omission of the Trustee, the Collateral Administrator or any sub-custodian or prime broker appointed by the Collateral Administrator, the Calculation Agent or the Issuer. Any compensation to the Trustee, the Calculation Agent or the Collateral Administrator for their services to the Issuer shall be the obligation of the Issuer and not the Collateral Manager.

(e) An Indemnified Party shall (or, with respect to the Collateral Manager’s directors, managers, officers, stockholders, members, partners, agents and employees the Collateral Manager shall cause such Indemnified Party to) promptly notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10, but failure so to notify the Indemnifying Party or to comply with Section 10(g) shall not relieve such Indemnifying Party from its obligations under paragraph Section 10(c) unless and to the extent that such Indemnifying Party did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses.

(f) With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request served upon such Indemnified Party for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or with respect to the Collateral Manager’s directors, managers, officers, stockholders, members, partners, agents, interest holders and employees, the Collateral Manager shall cause such Indemnified Party to), at the Indemnifying Party’s expense:

(i) provide the Indemnifying Party with such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(ii) cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iii) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation unless such Indemnified Party reasonably determines that counsel selected by the Indemnifying Party has a conflict of interest, such Indemnifying Party shall pay the reasonable fees and disbursements of one additional counsel selected by the Indemnified Party (in additional to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iv) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admission or factual admissions the failure to make that could expose such Indemnified Party to (A) unindemnified liability or (B) only if the Indemnified Party is the Collateral Manager or any of its partners, directors, officers, members, stockholders, employees and Affiliates, any liability in respect of which, in the good faith determination of such Indemnified Party, the Indemnifying Party is unlikely to have sufficient funds available to indemnify the Indemnified Party in full, taking into account the priorities set forth in Section 11.01 of the Indenture) without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim.

(g) No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof; provided that if the Indemnified Party is the Collateral Manager, or any of its directors, managers, officers, stockholders, members, partners, agents, interest holders, employees and Affiliates, such Indemnified Party shall not be required to seek or obtain such consent if it determines in good faith, that the Indemnifying Party is unlikely to have sufficient funds available to indemnify it in full, taking into account the priorities set forth in Section 11.01 of the Indenture.

(h) No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim giving rise to a claim for indemnity hereunder if such settlement includes a statement as to or an admission of fault, culpability or a failure to act by or on behalf of an Indemnified Party, or permit a default or consent to the entry of any judgment in respect thereof.

Section 11. No Joint Venture

The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Issuer shall be deemed to be solely that of an independent contractor.

Section 12. Term; Replacement of the Collateral Manager

(a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Noteholders, (ii) the payment in full of the Secured Notes and the termination of the Indenture in accordance with its terms or (iii) the termination of this Agreement in accordance with this Section 12 or Section 13.

(b) Subject only to Sections 12(e), 12(f) and 12(g), this Agreement may be terminated without cause by the Collateral Manager, and the Collateral Manager may resign, upon 90 days’ prior written notice (or such shorter notice as the Issuer may agree to in writing) to the Issuer, S&P and the Trustee.

(c) [Reserved].

(d) [Reserved].

(e) Promptly after notice of any resignation or removal of the Collateral Manager to take effect while any of the Notes are Outstanding has been given to or by the Issuer, the Issuer must transmit copies of such notice to the Noteholders, S&P and the Trustee.

(f) No removal or resignation of the Collateral Manager will be effective unless a successor has been appointed in accordance with the Appointment Procedures.

(g) No removal or resignation of the Collateral Manager will be effective until the appointment of a successor Collateral Manager that satisfies the following criteria:

(i) such successor is not an Affiliate of any Noteholder;

(ii) such successor has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder;

(iii) such successor is legally qualified and has the capacity to act as successor to the Collateral Manager under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the terms of the Indenture applicable to the Collateral Manager;

(iv) such successor has assumed in writing all of the responsibilities, duties and obligations of the Collateral Manager under this Agreement, the Indenture and the other Transaction Documents and is ready and able to assume the duties of the Collateral Manager within 90 days of selection as the replacement Collateral Manager;

(v) the appointment of such successor does not cause or result in the Issuer becoming, or require the pool of Collateral to be registered as, an investment company under the Investment Company Act;

(vi) the Rating Agencies and the Trustee have been provided at least 10 days’ prior notice; and

(vii) the Rating Condition has been satisfied.

(h) In connection with the appointment of a successor Collateral Manager, the Issuer may make such arrangements for the compensation of such successor as the Issuer and such successor shall agree; provided that no compensation payable to a successor from payments on the Collateral will be greater than that provided hereunder and under the Indenture without the prior written consent of a Majority of the Income Notes and a Majority of the Controlling Class.

(i) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 12(k) below and in Sections 10 and 14.

(j) In the event of removal or resignation of the Collateral Manager pursuant to this Agreement, the Issuer shall have all of the rights and remedies available with respect thereto at law or equity. Upon the later to occur of (i) expiration of the applicable notice period with respect to a removal or resignation specified in this Section 12 or Section 13, as applicable, and (ii) acceptance of its appointment by the successor Collateral Manager, all authority and power of the Collateral Manager under this Agreement, whether with respect to the Collateral or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor Collateral Manager. The Issuer, the Trustee and the successor shall take such action (or cause the outgoing Collateral Manager to take such action) consistent with this Agreement and the terms of the Indenture applicable to the Collateral Manager, as shall be necessary to effect any such succession.

(k) Section 8 (with respect to fees accrued prior to such termination) and Sections 10, 12(i), 12(k), 14, 17, 21 through 24, 26 and 28 shall survive any termination of this Agreement pursuant to this Section 12 or Section 13.

(l) Notwithstanding any termination of this Agreement or the removal or resignation of the Collateral Manager, the Issuer shall remain liable for its obligations under

Section 10 and each of the Issuer and the Collateral Manager shall remain liable for its acts or omissions hereunder arising prior to such termination, removal or resignation and for any Losses in respect of or arising out of: (i) a breach of the respective representations and warranties made by the Issuer or the Collateral Manager, respectively, in Sections 16(a) and 16(b) or (ii) from any refusal of the Collateral Manager to comply with the provisions of this Section 12 or Section 14.

Section 13. Removal for Cause

(a) Subject to Sections 12(e) and (f), the Collateral Manager may be removed for cause upon 10 days’ prior written notice to the Collateral Manager by the Issuer, at the direction of a Majority of the Controlling Class, excluding, for purposes of such direction, any Notes of the Controlling Class held by the Collateral Manager or any of its Affiliates. For purposes of determining “cause” with respect to any such termination of the Collateral Manager, such term will mean any one of the following events:

(i) willful violation or willful breach by the Collateral Manager of, or the taking of any action by the Collateral Manager that it knows violates or breaches, any provision of this Agreement or the Indenture applicable to it that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(ii) violation or breach by the Collateral Manager in any material respect of any provision of this Agreement or the Indenture applicable to it, if such violation or breach is not cured by the Collateral Manager within 30 days of the Collateral Manager becoming aware of, or receiving notice from, the Issuer or the Trustee of such violation or breach that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(iii) the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture to be correct in any material respect when made, if such failure is reasonably expected to have a material adverse effect and no correction is made for a period of 30 days after the first to occur of (A) the actual knowledge of such failure by any professional employee of the Collateral Manager directly involved in the performance by the Collateral Manager of its duties under this Agreement and (B) the Collateral Manager’s receipt of notice from the Issuer, the Noteholders or the Trustee of such failure;

(iv) the occurrence of an Event of Bankruptcy;

(v) the occurrence of any act by the Collateral Manager that constitutes fraud or a felony in the performance of its obligations under this Agreement or the conviction of the Collateral Manager or any currently active managers of a felony related to its activities in any securities, financial advisory or other investment business or the indictment, finding of civil liability or conviction of the Collateral Manager or any of its currently active managers relating to a violation of the Securities Act or any other U.S. Federal securities law or any rules or regulations thereunder;

(vi) the occurrence of any Event of Default under the Indenture that consists of a default in the payment of principal of or interest on the Secured Notes when due and payable or results from any breach by the Collateral Manager of its duties under the Indenture or this Agreement; and

(vii) failure, on any Measurement Date, to maintain a Class A/B Overcollateralization Ratio at least equal to 105%.

(b) If any event listed in Section 13(a) occurs, the Collateral Manager shall give prompt written notice thereof to the Issuer, S&P, the Trustee and the Holders of all Outstanding Notes upon the Collateral Manager’s becoming aware of the occurrence of such event.

Section 14. Obligations of Resigning or Removed Collateral Manager

(a) From and after the effective date of the resignation or removal of the Collateral Manager in accordance with this Agreement, such Collateral Manager shall not be entitled to compensation for further services hereunder, but shall, subject to the provisions of Section 8(c), be paid all compensation and expense reimbursement accrued to the effective date of resignation or removal and shall be entitled to receive any amounts owing under Section 10. On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall, at the Issuer’s expense:

(i) deliver to the Issuer all property and documents of the Trustee or the Issuer or otherwise relating to the Collateral then in the custody of the Collateral Manager;

(ii) deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the successor Collateral Manager appointed pursuant to Section 12; and

(iii) reasonably cooperate in any proceedings, even after its resignation or removal, that arise in connection with this Agreement or the Indenture or any of the Collateral (excluding any such proceedings in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager); provided that the Collateral Manager has received or has been offered indemnity and expense reimbursement reasonably acceptable to the Collateral Manager.

Section 15. Assignments

(a) Except as otherwise provided in Section 15(b), the Collateral Manager may not assign or delegate, or be deemed for the purposes of Section 205(a)(2) of the Advisers Act to have assigned or delegated, its rights or responsibilities under this Agreement without (i) satisfying the Rating Condition with respect thereto, (ii) obtaining the prior written consent of the Issuer and (iii) the consent of a Majority of the Notes then Outstanding.

(b) The Collateral Manager may, without the consent of the Issuer, the Trustee or any Noteholder or satisfaction of the Rating Condition, assign or delegate any of its rights, duties or obligations under this Agreement to an Affiliate, so long as such assignment or delegation does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act and such Affiliate (i) has demonstrated an ability professionally and competently to perform duties similar to those imposed upon the Collateral Manager under this Agreement, (ii) is legally qualified and has the capacity to act as Collateral Manager under this Agreement, (iii) that employs principal personnel performing the duties required under this Agreement who are the same individuals who have performed such duties had such assignment or delegation not occurred and (iv) has executed and delivered to the Issuer and the Trustee a counterpart of this Agreement naming such Affiliate assignee as Collateral Manager; provided that no such delegation will relieve the Collateral Manager from any of its duties or obligations under this Agreement; provided, further, that the Collateral Manager shall deliver prior notice to the Rating Agencies of any assignment or delegation made pursuant to this sentence. Upon the execution and delivery of such a counterpart by the assignee, the Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to its obligations and agreements arising under Sections 10, 12(i), 12(j), 17, 21 through 24, and 26 in respect of acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 14 after such assignment.

(c) This Agreement shall not be assigned by the Issuer without satisfaction of the Rating Condition and the prior written consent of the Collateral Manager and the Trustee, except in the case of assignment by the Issuer (i) to an entity that is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound thereunder or (ii) to the Trustee as contemplated by the Granting clauses of the Indenture. The Issuer may assign its rights, title and interest in (but not its obligations under) this Agreement to the Trustee pursuant to the Indenture; and the Collateral Manager by its signature below agrees to, and acknowledges, such assignment. In the event of any assignment by the Issuer, the Issuer shall (i) use reasonable efforts to, or cause such assignee to, execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment and (ii) notify the Rating Agencies of any such assignment as soon as reasonably practicable thereafter.

(d) For so long as MCG is the Collateral Manager, in determining whether the Holders of the requisite amount of Notes have given any request, demand, authorization, direction, notice, consent or waiver for purposes of any action with respect to any assignment or termination of any of the express rights or obligations of the Collateral Manager under this Agreement or the Indenture, including, without limitation, to increase or decrease the rights of the Collateral Manager and to approve transactions between the Issuer and the Collateral Manager or any of its Affiliates (in the event that it is determined that any such approval is required under the Investment Advisers Act), any Notes held by accounts with respect to which MCG or any of its Affiliates exercises discretionary voting rights will have no voting rights with respect to any such vote, will be disregarded and will be deemed not to be Outstanding in connection with any such vote; provided that any such Notes will have voting rights with respect to all other matters as to which the Holders of Notes are entitled to vote.

Section 16. Representations and Warranties

(a) The Issuer hereby represents and warrants to the Collateral Manager as follows:

(i) the Issuer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, has the full power and authority to own its assets and the securities proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Indenture, the Notes or any other Transaction Document requires such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not in the aggregate have a Material Adverse Effect on the business, operations, assets or financial condition of the Issuer;

(ii) the Issuer has full power and authority to execute, deliver and perform all of its obligations under this Agreement, and, on the Closing Date, will have full power and authority to execute and deliver each Transaction Document to which it is a party and the Notes and to perform all of its obligations under the Notes and each Transaction Document to which it is a party and has taken all necessary action to authorize this Agreement and the execution and delivery of this Agreement and the performance of all obligations imposed upon it hereunder, and, as of the Closing Date, will have taken all necessary action to authorize the Notes and each Transaction Document to which it is a party, and the execution, delivery and performance of the Notes and each Transaction Document to which it is a party, and the performance of all obligations imposed upon it thereunder. No consent of any other Person including, without limitation, certificateholders and creditors of the Issuer, and no license, permit, approval, order or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or court or any other Person is required by the Issuer in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or any other Transaction Document to which the Issuer is a party or the obligations imposed upon the Issuer hereunder and thereunder. This Agreement and all other Transaction Documents to which the Issuer is a party have been, and each instrument and document to which the Issuer is a party required hereunder or under, any other Transaction Document to which the Issuer is a party or the Notes will be, executed and delivered by a duly Authorized Officer of the Issuer, and this Agreement and all other Transaction Documents to which the Issuer is a party constitute, and each instrument or document required hereunder or under any other Transaction Document to which the Issuer is a party, when executed and delivered hereunder or thereunder, will constitute the legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply, in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);

(iii) the execution, delivery and performance of this Agreement, any other Transaction Document to which the Issuer is a party and the documents and instruments required hereunder and under, any other Transaction Document to which the Issuer is a party will not conflict with, breach or violate any provision of or constitute a default under any existing law statute, rule or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental, regulatory or administrative agency, body or authority binding on or applicable to the Issuer or any of its properties, or the Organizational Documents of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract, deed of trust, note or other agreement, instrument, undertaking, evidence of indebtedness, condition, covenant or obligation to which the Issuer is a party or by which the Issuer or any of its assets may be bound, the violation of which would have a Material Adverse Effect and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, deed of trust, note or other agreement, instrument, undertaking, evidence of indebtedness, condition, covenant or obligation (other than the lien of the Indenture);

(iv) the Issuer is not in violation of its Organizational Documents or in breach or violation of or in default under the Indenture or any other contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Issuer or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture or any other Transaction Document applicable to the Issuer, or the performance by the Issuer of its duties hereunder or thereunder;

(v) true and complete copies of the Indenture and each other Transaction Document to which it is a party and all other documents contemplated therein and the Issuer’s Organizational Documents have been or, no later than the Closing Date, will be delivered to the Collateral Manager and the Issuer agrees to deliver a true and complete copy of each amendment to the documents referred to in this Section 16(a)(v) to the Collateral Manager as promptly as practicable after its adoption or execution;

(vi) the Issuer is not in violation of any United States federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or threatened that would have a Material Adverse Effect; and

(vii) the Issuer is not required to register as an “investment company” under the Investment Company Act.

(b) The Collateral Manager hereby represents and warrants to the Issuer as follows:

(i) the Collateral Manager is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement or any other Transaction Document applicable to it would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business operations, assets or financial condition of the Collateral Manager or on the validity or enforceability of this Agreement or the provisions of the Indenture or any other Transaction Document applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder;

(ii) the Collateral Manager has full power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to perform all of its obligations hereunder and under the provisions of the Indenture and any other Transaction Document applicable to the Collateral Manager and has taken all necessary action to authorize this Agreement and any other Transaction Document to which it is a party and the execution and delivery of this Agreement and any other Transaction Document to which it is a party and the performance of all obligations required hereunder and under the terms of the Indenture and any other Transaction Document applicable to the Collateral Manager. No consent of any other Person and no license, permit, order, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or court or any other Person is required by the Collateral Manager or any Affiliate thereof in connection with this Agreement or any other Transaction Document applicable to it or the execution, delivery, performance, validity or enforceability of this Agreement or any other Transaction Document applicable to it or the obligations imposed on the Collateral Manager hereunder or under the terms of the Indenture or any other Transaction Document applicable to the Collateral Manager other than those that have been obtained or made. This Agreement and all other Transaction Documents to which it is a party have been, and each instrument and document to which the Collateral Manager is a party required hereunder or under the terms of the Indenture or any other Transaction Document applicable to it will be, executed and delivered by a duly Authorized Officer of the Collateral Manager, and this Agreement and all other Transaction Documents to which it is a party constitute, and each instrument and document to which the Collateral Manager is a party required hereunder or under the terms of the Indenture or any other Transaction Document applicable to it when executed and delivered by the Collateral Manager hereunder or under the terms of the Indenture or any other Transaction Document applicable to it will constitute, the valid and legally binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);

(iii) the execution, delivery and performance of this Agreement and the terms of the Indenture and any other Transaction Document applicable to the Collateral Manager will not conflict with, breach or violate any provision of, or constitute a default under any existing law, statute, rule or regulation binding on the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental, regulatory or administrative agency, body or authority binding on or applicable to the Collateral Manager or any of its properties, or the Organizational Documents of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract, deed of trust, note or other agreement, instrument, undertaking, evidence of indebtedness, condition, covenant or obligation to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or that would reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder and under the Indenture and any other Transaction Document applicable to it;

(iv) any information in the sections entitled “Risk Factors—Certain Conflicts of Interest involving the Collateral Manager” (insofar as such information relates to the Collateral Manager, its Affiliates and their respective clients), and “The Collateral Manager” contained in the Offering Circular, as thereafter amended or supplemented, as of its date, or as of the date of any such amendment or supplement, as applicable (provided that, in either event, the Collateral Manager has consented to such amendment or supplement), and any information relating to the Collateral Manager furnished by the Collateral Manager in writing to the purchasers of the Notes does not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, it being acknowledged and agreed that the foregoing representation is not being made with respect to any other information included in such Offering Circular or acquired by the purchasers of the Notes from any Person other than the Collateral Manager as set forth above;

(v) the Collateral Manager is not in violation of any United States federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Collateral Manager, threatened that, in any of the foregoing cases, if determined adversely to the Collateral Manager, in the good faith and reasonable business judgment of the Collateral Manager, would be reasonably expected to have a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of this Agreement and the provisions of the Indenture and any other Transaction Document applicable to the Collateral Manager thereunder;

(vi) the Collateral Manager is not in violation of its Organizational Documents or in breach or violation of or in default under any Transaction Document applicable to it or any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable law, statute or any rule, regulation or order of any court, government, regulatory or administrative agency, body or authority having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture or any other Transaction Document applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder; and

(vii) The Collateral Manager is not registered, nor is it required to register, as an investment adviser under the Advisers Act.

Section 17. No Recourse; Bankruptcy Proceedings

The Collateral Manager shall continue to serve as Collateral Manager under this Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under this Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager hereby agrees that it shall not cause the filing of or institute against, or join any other Person in instituting against the Issuer for any reason whatsoever, including, without limitation, the non-payment to the Collateral Manager of any amounts due to it hereunder, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least two years and one day or, if longer, the applicable preference period then in effect, after the payment in full of all Secured Notes issued under the Indenture; provided that nothing in this Section 17 shall preclude the Collateral Manager (A) from taking any action prior to the expiration of the applicable aforementioned period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or (y) any voluntary insolvency proceeding filed or commenced against the Issuer, by a Person other than the Collateral Manager or (B) from commencing against the Issuer or any properties of the Issuer any legal actions which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate obligations of the Issuer, and that the Collateral Manager will not have any recourse to any of the directors, officers, employees, shareholders or Affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any Transactions contemplated hereby. Notwithstanding any other provision of this Agreement, recourse in respect of any obligations of the Issuer hereunder will be limited to the Collateral as applied in accordance with the Priority of Payments and, on the exhaustion thereof in accordance with the terms of the Indenture, all obligations of and all claims against the Issuer arising from this Agreement or any Transactions contemplated hereby shall be extinguished and shall not thereafter revive. The provisions of this Section 17 shall survive the termination of this Agreement for any reason whatsoever.

Section 18. Notices

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of facsimile notice, when received in legible form, addressed as set forth below:

(a)	If to the Issuer:

MCG Commercial Loan Trust 2006-1

c/o Wilmington Trust Company, as Owner Trustee

1100 North Market Street

Wilmington, DE 19801

Facsimile: 302-636-4140

Attention: Jeanne M. Oller

with a copy to:

MCG Capital Corporation

1100 Wilson Boulevard

Suite 3000

Arlington, VA 22209

Telephone: (703) 247-7540

Facsimile:  (703) 247-7545

Attention: Samuel Rubenstein

(b)	If to the Collateral Manager:

MCG Capital Corporation

1100 Wilson Boulevard

Suite 3000

Arlington, VA 22209

Telephone: (703) 247-7540

Facsimile:  (703) 247-7545

Attention: Samuel Rubenstein

(c)	If to the Trustee:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

Attention: Corporate Trust Services – Asset-Backed Administration

(d)	If to the Collateral Administrator:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

Attention: Corporate Trust Services – Asset-Backed Administration

(e)	If to the Class A-2 Note Agent, pursuant to the Indenture or the Class A-2 Note Purchase Agreement:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

Attention: Corporate Trust Services – Asset-Backed Administration

(f)	If to the Class A-3 Note Agent, pursuant to the Indenture or the Class A-3 Note Purchase Agreement:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

Attention: Corporate Trust Services – Asset-Backed Administration

Any party may change the address or fax number to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address or fax number in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

Section 20. Entire Agreement; Amendment

This Agreement and the Indenture contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended (except with respect to a modification or amendment of the type that may be made to the Indenture without Noteholder consent) other than by an agreement in writing executed by the parties hereto and with (1) the consent of a percentage of each Class of Notes entitled to vote sufficient to meet the requirements for such amendment if it were made to the Indenture and (2) the Rating Condition will be satisfied. Notwithstanding the foregoing, the Issuer and the Collateral Manager, without the consent of any Noteholder, may amend any provision of the Collateral Management Agreement to reflect a change that is (1) of an inconsequential nature or (2) clarifying any ambiguity, defect or inconsistency in the Collateral Management Agreement in a manner that is not adverse to the Issuer or the Holders or that solely conforms the provisions of the Collateral Management Agreement to the description thereof in the Offering Circular; provided that such modification or amendment will satisfy the Rating Condition. Notwithstanding the preceding sentence, no amendment shall be made to any provision of this Agreement which expressly grants a voting right to a particular Class of Notes without the consent of a Majority of such Class of Notes. The Collateral Manager shall notify the Rating Agencies of any amendment to this Agreement.

Section 21. Governing Law

THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

Section 22. Submission to Jurisdiction

(a) Each of the Collateral Manager and the Issuer:

(i) irrevocably submits to the nonexclusive jurisdiction of any federal or New York state or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Indenture or this Agreement;

(ii) irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such federal or New York state court;

(iii) irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding; and

(iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Collateral Manager irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the Collateral Manager in New York, at the address set forth above. The Issuer hereby irrevocably designates and appoints Corporation Service Company as its agent in New York for service of all process brought against it with respect to any such action or proceeding in any such court in the State of New York, such service being hereby acknowledged by the Issuer to be effective and binding on it in every respect. If, for any reason, such agent shall cease to be available to act as such, then the Issuer shall promptly designate a new agent in the City of New York.

Section 23. Waiver of Jury Trial

EACH OF THE ISSUER AND THE COLLATERAL MANAGER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH OF THE ISSUER AND THE COLLATERAL MANAGER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

Section 24. Conflict with the Indenture

Except as set forth in the final paragraph of Section 2(d), in the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control. In respect of any other conflict between the terms of this Agreement and the Indenture, the terms of the Indenture shall control.

Section 25. Subordination

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Section 11.01 of the Indenture as if the Collateral Manager were a party to the Indenture. The Collateral Manager hereby (i) consents to the assignment of the Issuer’s rights, title and interest in this Agreement to the Trustee as provided in Section 15.01 of the Indenture, (ii) acknowledges that the Issuer has assigned all of its right, title and interest in, to and under this Agreement to the Trustee for the benefit of the Secured Parties and (iii) agrees to deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to this Agreement.

Section 26. Indulgences Not Waivers

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27. Costs and Expenses

The costs and expenses (including the fees and disbursements of counsel and accountants) of the Collateral Manager and of the Issuer incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Issuer.

Section 28. Third Party Beneficiaries

The parties hereto agree that the Trustee (on behalf of the Noteholders) and the Noteholders shall be express third party beneficiaries of this Agreement, entitled to the benefits hereof and to enforce the provisions hereof.

Section 29. Titles Not to Affect Interpretation

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 30. Execution in Counterparts

This Agreement may be executed in any number of counterparts by telegraphic or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 31. Provisions Separable

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 32. Number and Gender

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 33. Observation Rights

The Issuer covenants and agrees to notify the Collateral Manager of each meeting of the managers of the Issuer that is material to the performance of the Collateral Manager of its duties hereunder, to provide timely any materials distributed to the managers of the Issuer in connection with such meeting and to afford a representative of the Collateral Manager the opportunity to be present at each such meeting, in person or by telephone at the option of the Collateral Manager.

Section 34. Consent to Posting of Documents on Repository

The Collateral Manager hereby consents to (i) the posting of the final offering document, the Indenture, any interest rate swap agreement and the periodic reports to be delivered pursuant to the Transaction Documents and any amendments or other modifications thereto on the Repository (as such term is defined in the Indenture) for use in the manner provided in the Repository; and (ii) the display of its name on the Repository in connection therewith.

Section 35. Delivery of Reports to Financial Security Assurance Inc.

Until such time as Financial Security Assurance Inc. (“FSA”) delivers written notice to the Collateral Manager of the termination of the credit default swap transaction documented by the Confirmation to that certain Master Agreement (including any schedule thereto), dated as of the date hereof, relating to U.S.$150,000,000 in Aggregate Principal Amount of Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, and subject to there being a mutually satisfactory confidentiality agreement then in effect between the Collateral Manager and FSA, the Collateral Manager is hereby directed and hereby agrees to promptly deliver to FSA all reports, notices and statements that the Collateral Manager is required to deliver to the Issuer, or to any holder of a Class A-1 Note, Class A-2 Note or Class A-3 Note, respectively, simultaneously with the delivery thereof to the Issuer, or to the Holders of the Class A-1 Notes, Class A-2 Notes or Class A-3 Notes at the following address: Financial Security Assurance Inc., 31 West 52nd Street, New York, NY 10019, Attention: CDO Surveillance, telephone no.: (212) 826-0100; electronic mail: cdoreports@fsa.com, facsimile no.: (212) 339-3581, or at any other address previously furnished in writing to the Collateral Manager by FSA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MCG COMMERCIAL LOAN TRUST 2006-1 as Issuer

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Jeanne M. Oller
Name:	Jeanne M. Oller
Title:	Senior Financial Services

MCG CAPITAL CORPORATION as Collateral Manager

By:	/s/ Samuel G. Rubenstein
Name:	Samuel G. Rubenstein
Title:	Executive Vice President

Collateral Management Agreement